FOURTH AMENDMENT TO LETTER
LOAN AGREEMENT

This Fourth Amendment to Letter Loan Agreement ("Fourth Amendment") is made and entered into effective as. of January 8 ,2011, by and between FIRST STREET HOSPITAL, LP., a. Texas Limited Partnership (the "Borrower"), and THE BANK OF RIVER OAKS (the "Lender").

RECITALS:

A.      Borrower and Lender have previously executed a Letter Loan Agreement (the "Loan Agreement") dated January 8, 2008, covering financial arrangements between Borrower and Lender as contained therein.

B.       Borrower and Lender have , 2008, January 8, 2009, January 8, 2010, to which  are included in all references to the Loan Agreement

C.       Borrower and Lender have agreed to modify certain provisions of the Loan Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and consideration, the receipt and legal sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.       Recitals, Definitions and References. The foregoing recitations are true and correct. Each of the terms used herein, which are not otherwise defined or modified but which are defined in the Loan Agreement, shall have the meaning therein ascribed to them.

2.       Modification of Loan Agreement. The Loan Agreement is modified as follows:

A.
All references in the Loan Agreement to the Revolving Line of Credit Loan evidencing same shall be amended to read S1,500,000.00, as evidenced by the Modification, Renewal, and Extension Agreement of even date, by and between Borrower and Lender.

B.	Section 1(b) is modified to extend the Termination Date to January 8, 2012.

C.	Section 15(b) is modified in its entirety to read as follows:

(b)
Borrower's Quarterly. Within 45 days of the last day of each operating quarter, Borrower shall provide financial reports for Borrower and the Collateral including, but not limited to, a balance sheet, and income statements acceptable to Lender.

D.	A new Section 15(i) is added as follows:

Accounts Receivables Aging. Within 45 days of the last day of each month Borrower shall provide an accounts receivable aging report, in form and detail satisfactory to Lender.

3.       Release and Waiver of Claims. In consideration of (9 the modification of certain provisions of the Loan and Loan Documents, as herein provided, and (n) the other benefits received by Borrower hereunder, Borrower hereby RELEASES, RELINQUISHES and forever DISCHARGES Lender, as well as its predecessors, successors, assigns, agents, officers, directors, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have arising Lender-and its predecessors, successors, assigns, agents, officers, directors, employees, and representatives arising out of or with respect to (a) any right or power to bring any claim against Lender for usury or to pursue any cause of action against Lender based on any claim of usury, and (b) any and all transactions relating to the Loan. or Loan Documents, occurring prior to the date hereof; including any loss, cost or damage, of any kind or character, arising. out of or in any way connected with or in any way resulting from the acts, actions or omissions of Lender, and its predecessors, successors, assigns, agents, officers, directors, employees, and representatives, including any breach of fiduciary duty,  breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion-, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mention distress, tortuous interference with contractual relations tortuous interference corporate governance or prospective business advantage, breach of contract, deceptive trade practices,  libel, slander, or conspiracy, but in each case only to the extent permitted by applicable law.

4.       Reaffirmation of Representations and Warranties.  Borrower represents and warrants that (a) the representations and warranties contained in the Loan Agreement are true and correct in all material respects as of the date of this Fourth Amendment, (b) no condition, act or event which could constitute an Event of Default under the Loan Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an Event Of Default under the Loan Agreement.

5.       Ratification of Loan Agreement: In all other respects, the Loan Agreement, as amended by this Fourth Amendment, is ratified and confirmed.. All other terns and provisions of the Loan Agreement shall remain in full force and effect as originally executed or amended. In the event there is a conflict between the terms and provisions of this Fourth Amendment and the Loan Agreement as originally executed and/or amended, the terms and provisions of this Fourth Amendment shall control.

6.       Miscellaneous. This Fourth Amendment (a) shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; (b) maybe modified or amended only by a writing signed by each party hereto; (c) maybe executed by facsimile signatures and in several or separate counterparts, and each counterpart, when so executed and delivered shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (d) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings in relating to the subject matter hereof.  The headings in this Fourth Amendment shall be accorded no significance in interpreting this instrument.

7.       Final Agreement. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED effective for all purposes as of the date first above written.

BORROWER:
THE BANK OF ER OAKS
FIRST STREET HOSPITAL., L.P.,
a Texas limited partnership

By: FIRST SURGICAL PARTNERS, L.L.C.,
a Texas limited liability company,
its General Partner

By:	/s/ Tony Rotondo
Tony Rotondo, Member

By:	/s/ Jacobo Varon
Jacobo Varon, M.D., Member

LENDER:

By:
Name:
Title: